UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

November 9, 2004
Date of Report (Date of earliest event reported)

CYPRESS SEMICONDUCTOR CORPORATION

(Exact name of registrant as specified in its charter)

Delaware	1– 10079	94-2885898

(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

3901 North First Street San Jose, California 95134-1599
(Address of principal executive offices)

(408) 943-2600

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.02          Unregistered Sales of Equity Securities.

          (a) Securities sold. On November 9, 2004, Cypress became obligated to issue 2,540,984 shares of its common stock (the “Shares”) in connection with the merger (the “Merger”) of SP Acquisition Corporation, a California corporation and wholly-owned subsidiary of Cypress (“Merger Sub”), with and into SunPower Corporation, a California corporation (“SunPower”), pursuant to an Agreement and Plan of Reorganization, dated as of June 30, 2004, entered into by and among Cypress, Merger Sub and SunPower, as amended by the First Amendment to Agreement and Plan of Reorganization, dated as of August 30, 2004 (as amended, the “Merger Agreement”).

          (b) Consideration. Pursuant to the terms of the Merger Agreement, the Shares will be exchanged for all of the outstanding shares of common stock of SunPower, based on a conversion ratio obtained by dividing: (x) $1.65 by (y) the average closing price of a share of Cypress common stock as reported on the New York Stock Exchange for the twenty trading days ended on and inclusive of the second trading day before the effective time of the Merger.  Using such twenty-trading day average closing price resulted in a value per share of Cypress common stock of $9.708, a conversion ratio of .17 and an aggregate consideration for all shares of SunPower common stock of approximately $24,667,873, based on 14,946,937 shares of SunPower common stock outstanding as of the effective time of the Merger.

          (c) Exemption from registration claimed. Cypress will issue the Shares in reliance upon the exemption from registration contained in Section 3(a)(10) of the Securities Act of 1933, as amended, based upon a fairness hearing held on September 22, 2004 before a representative of the Department of Corporations of the State of California pursuant to Section 25142 of the California Corporate Securities Law of 1968, as amended, in which Cypress received a permit from the Department of Corporations of the State of California, upon a finding that the terms and conditions of the issuance of the Shares in the Merger are fair and are approved.

          (d) Terms of conversion or exercise. The Shares issued in connection with the Merger are not convertible into or exchangeable for any other securities, nor do the Shares constitute warrants or options representing equity securities.

SIGNATURE

          Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CYPRESS SEMICONDUCTOR CORPORATION

Date: November 9, 2004	By:	/s/ EMMANUEL T. HERNANDEZ

Emmanuel T. Hernandez
Chief Financial Officer, Executive Vice President, Finance and Administration